Exhibit 10.24
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into effective this 28th day of March, 2007 (the “Agreement Date”), between Donald J. Esses (“Employee”) and LSI Logic Corporation (the “Company”), with respect to the following recitals of fact:
     A. Employee is currently employed as an executive officer of the Company.
     B. The Company and Employee desire to set forth the terms on which Employee is leaving his employment with the Company.
     NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the parties agree as follows:
     1. Resignation. Employee acknowledges and agrees that, as of April 30, 2007, Employee will have resigned all of his positions with the Company (including, but not limited to, his status as an executive officer of Company), and any other positions with other entities that are affiliated with the Company, other than his position as a Technical Consultant, as described in Section 2, below. Employee shall execute a letter of resignation in the form attached hereto as Exhibit “A” concurrent with his execution of this Agreement. In addition, Employee shall execute any additional documents that may be necessary or appropriate to effect or to memorialize any resignations from the Company contemplated by this Agreement.
     2. Change In Status. From and after April 30, 2007, all compensation and benefits shall cease, except for those specifically listed in this Section 2. Employee’s position with the Company, including all compensation and eligibility for benefits (other than post-termination benefits specifically described herein), shall terminate on the earlier of: (i) March 31, 2008, or (ii) Employee’s commencement of any other employment, occupation, or consulting activity such that this activity would include being an employee of a company and working greater than nineteen (19) hours per week at a single employer (the “Termination Date”).
     2.1 Position. Employee will remain an employee of the Company until such time as his employment terminates on the Termination Date. Employee’s job title, as of the Agreement Date, will be “Technical Consultant.” In this position, Employee will be required to provide technical consulting to the Company on an as-needed basis. Employee’s position as Technical Consultant, and any other position with the Company, will terminate as of the Termination Date. During Employee’s tenure as a Technical Consultant, Employee shall be paid an annualized salary of $319,300.00, paid every two weeks, less any and all statutory withholding and deductions as required by law or as authorized by Employee.
     2.2 Stock Rights. Employee will not be eligible to receive any further stock option or restricted stock unit grants after April 30, 2007. However, existing stock option

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     and restricted stock unit grants will continue to vest, until the Termination Date, as described in Section 3, below.
     2.3 Benefit Plans. Employee and Employee’s dependents shall continue to be covered by the Company’s group benefit plans (e.g., medical, dental, vision care, and life insurance), at the Company’s expense, except for the employee-paid portion of such premiums, from April 30, 2007 to and including the last day of the month in which the Termination Date falls, to the same extent Employee and Employee’s dependents were covered by said plans as of April 30, 2007. If Employee desires to continue coverage, pursuant to COBRA, after the Termination Date, Employee may do so at Employee’s own expense. Employee understands and agrees that he must complete a COBRA application in order to receive the extension of health benefits beyond the Termination Date.
     2.4 Incentive Bonus Plans and Other Benefits. Employee will no longer be eligible to participate in any bonus program. Employee will not be entitled to any other compensation or benefits after April 30, 2007, other than what is specifically set forth in this Section 2. Employee’s car allowance and vacation accrual will be terminated effective as of April 30, 2007.
     3. Outstanding Stock Rights. Employee acknowledges that he holds the stock options and restricted stock units (the “Stock Rights”) set forth on Exhibit “B” attached hereto and incorporated herein by this reference. Employee acknowledges and agrees that he has no other options, stock units, or other rights received from the Company to purchase any stock or securities of the Company or any affiliate thereof (collectively, the “Issuers”). Employee’s outstanding Stock Rights will continue to vest through the Termination Date. Any vested stock options must be exercised within 90 days of the Termination Date. Employee understands and agrees that all Stock Rights which have not vested on or before the Termination Date will expire on the Termination Date, and vested stock options not exercised within 90 days of the Termination Date will expire on the 91st day following the Termination Date. Employee acknowledges and agrees that he does not enter into this Agreement on the basis of or in reliance in any way on any representation or assurance of any Issuer or any officer, director, employee or agent of any Issuer regarding the current or future value of his Stock Rights or of any stock or securities of any Issuer.
     4. Outplacement Services. The Company will pay up to $10,000 in outplacement fees directly to a firm of the Employee’s choosing, provided such firm meets with the reasonable approval of the Company. Employee must initiate the use of any Company-paid outplacement services no later than August 1, 2007.
     5. Release.
     (a) Employee, for himself, and his heirs, executors, administrators, assigns, successors, agents, and representatives, hereby irrevocably and unconditionally releases and forever discharges the Company, and each and all of its heirs, executors, administrators, successors, assigns, predecessors, owners, shareholders, agents, representatives, employees,

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consultants, insurers, officers, directors, attorneys, affiliates, partners, and corporate parents, subsidiaries, and divisions (referred to herein collectively as the “Related Entities”) from any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, character and description, past, present, and future, known or unknown, vested or contingent, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, in law, admiralty, or equity, under any theory of the law, whether common, constitutional, statutory, or otherwise, in any jurisdiction, foreign or domestic, which Employee now owns or holds, or has at any time heretofore owned or held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done from the beginning of the world to the day of the Agreement Date, including, without limitation, (i) Employee’s employment relationship with the Company (or any Related Entity), including employment through the Termination Date; and (ii) the termination of Employee’s employment with the Company (or any Related Entity), including Employee’s resignation as an executive officer of Company.
     (b) Employee acknowledges that the release contained in this Agreement includes, but is not limited to, a release of all claims Employee may have under all state, federal and local laws pertaining to discrimination, harassment, the California Labor Code, family and medical leave laws, wage and hour laws, disability laws, civil rights laws, as well as laws pertaining to claims of or for emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, as well as equal pay laws and laws pertaining to wrongful discharge, including, without limitation, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967. Employee understands that rights or claims under this law that may arise after the date this Agreement is executed by him are not waived. Employee also understands that nothing in this Agreement is to be construed to interfere with Employee’s ability to file a charge with the Equal Employment Opportunity Commission concerning this Agreement or any conduct released herein, but Employee acknowledges that by this Agreement he waives any ability to further collect, directly or indirectly, any monetary or non-monetary award based on any conduct or omissions against the Company or any of the Related Entities.
     (c) Employee acknowledges that the releases provided in this Agreement extend to any rights or obligations of Employee or Company under the LSI Logic Corporation Change of Control Severance Agreement effective December 9, 2003. By Employee’s execution of this Agreement, Employee hereby agrees that the Change of Control Severance Agreement is terminated as of April 30, 2007.
     (d) Employee understands and agrees that if, hereafter, Employee discovers facts different from or in addition to those which Employee now knows or believes to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact. Employee further agrees that Employee fully and forever waives any and all rights and benefits conferred

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upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, or any other similar federal, state, or local law, which states as follows (parentheticals added):
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR (i.e., EMPLOYEE) DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR (i.e., THE COMPANY).”
     (e) The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason.
     6. Confidentiality and Return of Company Property.
     (a) Employee acknowledges, agrees, and warrants that he will continue to maintain the confidentiality of all confidential and proprietary information of the Company and third parties, and shall abide by the terms and conditions of the Employee Invention and Confidential Information Agreement entered into between Employee and the Company, which is attached hereto as Exhibit “C” and incorporated herein by this reference.
     (b) Employee represents and warrants that to the best of his knowledge and belief he has returned to the Company all tangible and intangible property of the Company in his possession, custody, or control. In addition, notwithstanding the foregoing representation and warranty, if Employee discovers he has retained any property of the Company, he shall promptly notify the Company thereof and take reasonable steps in accordance with the Company’s instructions to return such property to the Company. The provisions of this Section 6 shall survive the expiration or termination, for any reason, of this Agreement.
     7. Governing Law. This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
     8. Confidentiality of this Agreement. Employee warrants and agrees, absolutely and unconditionally, that, absent the compulsion of legal process, he will keep the existence of this Agreement and the terms hereof, including, without limitation, the amount of money and consideration he is receiving, completely confidential, and that he has done so. Provided, however, Employee may disclose the existence of this Agreement and its terms, in confidence, to his spouse and his attorneys, accountants, or other professional advisors who have a legitimate need to know the information contained herein.
     9. Further Actions. Employee, for himself, and his heirs, executors, administrators, assigns and successors, covenants not to sue or otherwise institute or cause to be instituted or in any way actively participate in or voluntarily assist in (except at the Company’s request or as provided by law) the prosecution of any legal or administrative proceedings against Company

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and/or any of the Related Entities with respect to any matter arising out of or relating to any liabilities, claims, demands, contracts, debts, obligations and causes of action released hereunder.
     10. No Admission of Liability. Employee and Company both acknowledge and agree that this is a compromise settlement of the hereinabove mentioned dealings and disputes, which is not in any respect to be deemed, construed, or treated as an admission or a concession of any liability or wrongdoing whatsoever by either party for any purpose whatsoever.
     11. Non-Disparagement. Employee and Company agree that, in the future, neither will make any disparaging or defamatory remarks about the other or any of the Related Entities.
     12. Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute one and the same instrument.
     14. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior, contemporaneous or subsequent statements, representations, agreements or understandings, whether oral or written, between the parties with respect hereto. This Agreement shall inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties hereto. The terms of this Agreement may only be modified by a written instrument signed by Employee and an authorized officer of the Company.
     15. Execution. For this Agreement to be effective, Employee must sign and date it on the last page hereof, and return the executed original to the undersigned representative of the Company, no later than the close of business on the date twenty-one (21) days after the Agreement Date, or this Agreement will be deemed rescinded by the Company, and thereafter void for all purposes.
     16. Rescission Period. Employee understands that he has a full seven (7) days following his execution and delivery of this Agreement to the Company to revoke his consent to this Agreement by notifying the undersigned representative of the Company, of such revocation, in writing, within that seven-day period. This Agreement shall not be effective or enforceable until the seven-day revocation period has expired (the “Effective Date”). In the event that Employee revokes this Agreement prior to the Effective Date, the Agreement shall be deemed void and neither party shall have any obligation hereunder, including Company’s obligation to pay the amounts described herein.
     17. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight

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service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

To Company:	LSI Logic Corporation 1621 Barber Lane, M/S D-106 Milpitas, California 95035-7458 Attn: General Counsel

To Employee:	Donald J. Esses 18691 Carriage Hill Drive San Jose, California 95120
     18. Opportunity to Consult Counsel. Employee hereby acknowledges that he has read and understands the foregoing Agreement and is being given the opportunity to consider this Agreement for up to a full twenty-one (21) days from his receipt of this Agreement. Employee is advised to consult with an attorney of his own choosing before signing this Agreement. Employee may execute this Agreement at any time prior to the expiration of the 21-day period and that if he does so, he does so voluntarily, without any threat or coercion from anyone, knowing that he is waiving his statutory right to consider this Agreement for a full twenty-one (21) days.

LSI LOGIC CORPORATION, a Delaware corporation
/s/ Donald J. Esses	By:	/s/ Jon R. Gibson

DONALD J. ESSES		JON R. GIBSON Vice President, Human Resources
Date:      3/30     , 2007

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